Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navistar International Corporation

We consent to the use of our report dated December 17, 2015, with respect to the consolidated balance sheets of Navistar International Corporation and subsidiaries as of October 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for each of the years in the three-year period ended October 31, 2015 and the effectiveness of internal control over financial reporting as of October 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated December 17, 2015, on the effectiveness of internal control over financial reporting as of October 31, 2015, expresses our opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to the lack of controls designed to validate the proper classification of warranty claims data, including type of warranty coverage and product/component, which is used to determine the warranty accrual and expense, has been identified and included in management’s assessment.

/s/ KPMG LLP

Chicago, Illinois

September 22, 2016